Exhibit 99.2

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen & Co

415-618-8750

DineEquity, Inc. Provides Updated Financial Guidance for Fiscal 2012

GLENDALE, Calif., October 30, 2012 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today updated financial guidance for fiscal 2012, reflecting significant one-time effects from the Company’s completion of its Applebee’s refranchising program earlier this month.

DineEquity provided fiscal 2012 guidance on the following key financial performance metrics:

•                  Reiterated Applebee’s domestic system-wide same-restaurant sales performance to range between 0.5% and 2.5%.

•                  Reiterated IHOP’s domestic system-wide same-restaurant sales performance to trend toward the low end of the range between negative 1.5% and positive 1.5%.

•                  Reiterated Applebee’s franchisees to develop between 30 and 40 new restaurants, approximately half of which are expected to be opened in the U.S.

•                  Reiterated IHOP franchisees and its area licensees to develop between 45 and 55 new restaurants, the majority of which are expected to be opened in the U.S.

•                  Revised consolidated cash from operations, significantly due to the one-time impact of the completed sales of 137 Applebee’s company-operated restaurants, to range between $43 and $55 million.  This reflects a reduction from previous expectations of $110 to $122 million.  The reduction in consolidated cash from operations relates primarily to the increase in cash taxes to be paid on refranchising proceeds, the net working capital impact from the sale of 137 Applebee’s company-operated restaurants as discussed in our previously issued press releases, a non-recurring litigation settlement, and, as expected, lower segment profit due to refranchising. (See “Non-GAAP Financial Measures” and 2012 Financial Performance Guidance Tables below.)

•                  Reiterated consolidated capital expenditures to range between $18 and $20 million.

•                  Revised consolidated free cash flow, significantly due to the one-time impact of the completed sales of 137 Applebee’s company-operated restaurants, to range between $36 and $50 million. This reflects a reduction from previous expectations of $103 to $117 million.  The reduction in consolidated free cash flow relates primarily to the increase in cash taxes to be paid on refranchising proceeds, the net working capital impact from the sale of 137 Applebee’s company-operated restaurants as discussed in our previously issued press releases, a non-recurring litigation settlement, and, as expected, lower segment profit due to refranchising. (See “Non-GAAP Financial Measures” and 2012 Financial Performance Guidance Tables below.)

•                  Reiterated approximately $13 million is expected to be generated from the structural run-off of the Company’s long-term receivables.

•                  Revised consolidated general and administrative expense, due to a significant non-recurring litigation settlement, to range between $164 and $167 million, including non-cash stock-based compensation expense and depreciation of approximately $18 million.  This reflects an increase from previous expectations of $155 and $158 million.  The increase in consolidated general & administrative expense is primarily due to a non-recurring litigation settlement accrued for in the third quarter of 2012 that commenced prior to the acquisition of Applebee’s in 2007.

•                  Revised consolidated interest expense to range between $115 and $118 million, of which approximately $6 million is expected to be non-cash interest expense.  This reflects a reduction from previous expectations of $120 to $124 million.  The reduction in consolidated interest expense is primarily due to the reduction of long-term debt and the decrease of financing obligations as a result of refranchising.

•                  Revised Federal income tax rate to be approximately 35%.  This reflects a reduction from previous expectations of approximately 36% due to favorable state tax benefits as a result of the refranchising of 137 Applebee’s company-operated restaurants in the third and fourth quarters of 2012.

•                  Reiterated weighted average diluted shares outstanding to be approximately 18.5 million shares.

The Company’s fiscal 2012 financial performance guidance reflects the full-year impact of Applebee’s company-operated restaurants refranchised in 2011 and 2012.  In addition to the 2012 financial performance guidance provided in this news release, DineEquity has provided supplemental guidance information regarding the expected financial impact from refranchising on the Company’s long-term financial performance.  This information can be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations website at http://investors.dineequity.com.

Investor Conference Call Today

The Company will host an investor conference call today (Tuesday, October 30, 2012, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time) to discuss its third quarter results.  To participate on the call, please dial (888) 679-8038 and reference pass code 80617185.  International callers, please dial (617) 213-4850 and reference pass code 80617185. Participants may also pre-register to obtain a unique pin number to join the live call without operator assistance by visiting the following Web site:

https://www.theconferencingservice.com/prereg/key.process?key=PXPLWDFMU

A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on November 6, 2012 by dialing (888) 286-8010 and referencing pass code 77612832. International callers, please dial (617) 801-6888 and reference pass code 77612832.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined in 18 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; our dependence upon our franchisees; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” “free cash flow,” and “segment EBITDA.” “Adjusted EPS” is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any debt modification costs, any one-time litigation settlement charges, any general and administrative restructuring costs, net of savings, any gain or loss related to the disposition of assets, and any state income tax impact of deferred taxes due to refranchising incurred in such period. This is presented on an aggregate basis and a per share (diluted) basis. The Company defines “EBITDA” for a given period is defined as income before income taxes less interest expense, loss on retirement of debt, depreciation and amortization, impairment and closure charges, non-cash stock-based compensation, gain/loss on disposition of assets and other charge backs as defined by its credit agreement. “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures. “Segment EBITDA” for a given period is defined as gross segment profit plus depreciation and amortization as well as interest charges related to the segment. Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends. Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes. Adjusted EPS, EBITDA, free cash flow and segment EBITDA are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.

(See the following 2012 Financial Performance Guidance Tables below)

2012 Financial Performance Guidance Tables

(In Millions)
Previous cash flows from operating activities	$110-122
One-time impact from refranchising 137 restaurants:
Cash taxes to be paid on the gain on sale(1)	(39)
Impact from net working capital(2)	(16)
Non-recurring litigation settlement(3)	(9)
Other net working capital reduction	(3)
Revised cash flows from operating activities	43-55
Long-term receivables	13
Capital expenditures	(18-20)
Revised free cash flow	$36-50

(1)

The cash income taxes to be paid on these restaurant sales are required to be reflected in the “Cash Flows from Operating Activities” section in the GAAP Statement of Cash Flows. However, the related gross cash proceeds from these sales are required to be reflected in the “Cash Flows from Investing Activities” section.

(2)

Total combined net working capital and deal costs as previously disclosed in our press releases dated May 1, 2012, May 29, 2012, and July 25, 2012; aggregated approximately $20 million. This amount is reduced by deal costs of approximately $4 million, resulting in a net working capital adjustment of $16 million. Deal costs are not included in cash flows from operating activities.

(3)	Non-recurring litigation settlement expected to be paid in the fourth quarter of 2012.